Exhibit 8.2

Crowe Horwath LLP Independent Member Crowe Horwath International 488 Madison Avenue, Floor 3 New York, New York 10022-5722 Tel 212.572.5500 Fax 212.572.5572 www.crowehorwath.com

September 18, 2012

Board of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

Re: Tax Opinion regarding Certain New Jersey and New York State Income Tax Consequences related to the Plan of Conversion and Reorganization of Northfield Bancorp, MHC, Dated June 6, 2012

Ladies and Gentlemen:

Scope of Opinion

You have requested our opinion with regard to the New Jersey Corporation Business Tax and the New York State Franchise Tax on Banking Corporations treatment of the conversion of Northfield Bancorp, MHC, a Federal mutual holding company into the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of Northfield Bancorp, MHC dated June 6, 2012 (the “Plan”) and the integrated transactions described below. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan.

In rendering our opinion, we have relied on the facts, assumptions and Federal income tax conclusions set forth in the Federal Tax Opinions issued by Luse Gorman Pomerenk & Schick (the “Law Firm”) on September 18, 2012. If any of the facts, assumptions or Federal income tax conclusions in the Law Firm’s Federal Tax Opinions are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, state, local or foreign income tax consequences (other than the New Jersey Corporation Business Tax and the New York State Franchise Tax on Banking Corporations), and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any state, local or foreign tax issues. Nor have we considered the availability or utilization of any existing state tax attributes (such as net operation loss carryforwards and state tax credits) after the Conversion is completed. We also express no opinion on nontax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic,

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

(ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true and complete. You have represented to us that we have been provided all of the facts necessary to render our opinion.

Statement of Facts/Assumptions

Northfield Bank (the “Bank”) is a federally chartered savings bank that was established in 1887. The Bank conducts business primarily from its home office located in Staten Island, New York, its operation center located in Woodbridge, New Jersey, its 24 branch offices located in New York and New Jersey and its loan center located in New York. The Bank has been organized in the mutual holding company structure since 1995, and in the two-tiered mutual holding company structure since 2002.

In 2007, Northfield Bancorp, Inc. (Federal) (the “Mid-Tier Holding Company”) sold 19,265,316 shares of its common stock to the public, representing 43.0% of its then-outstanding shares, at $10.00 per share. Northfield Bancorp MHC (the “Mutual Holding Company”) held 24,641,684 shares and 896,061 shares were issued to Northfield Bank Foundation in connection with the initial stock offering. The Mutual Holding Company is a mutual holding company with no stockholders. The Mutual Holding Company has members (e.g., the depositors of the Bank), who are entitled upon the complete liquidation of the Mutual Holding Company to liquidation proceeds after the payment of creditors.

On March 13, 2012, the Mutual Holding Company and its subsidiaries entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and Flatbush Federal Bancorp, MHC (“Flatbush MHC”), Flatbush Federal Bancorp, Inc. (“Flatbush Bancorp”) and Flatbush Federal Savings and Loan Association (“Flatbush Federal”), whereby Flatbush MHC will merge with and into the Mutual Holding Company, Flatbush Bancorp will merge with and into the Mid-Tier Holding Company and Flatbush Federal will merge with and into the Bank. For these purposes, Flatbush MHC, Flatbush Bancorp and Flatbush Federal will be referred to, collectively, as the “Flatbush entities” and the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will be referred to, collectively, as the “Northfield entities.”

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and other such documents we have deemed necessary and appropriate. We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided all of the facts necessary to render our opinion. As of the date of this letter, we have received written representation letters from the Mid-Tier Holding Company, Northfield Bancorp, Inc. (Delaware) (the “Holding Company”) and the Mutual Holding Company confirming certain factual matters necessary for us to issue this opinion. We have also made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. We will rely upon the statements of fact contained in the examined documents, particularly the Plan.

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

Proposed Transaction

Almost three months after entering into the Merger Agreement, the Board of Trustees of the Mutual Holding Company adopted the Plan providing for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will offer shares of Holding Company Common Stock to the Bank’s depositors, current stockholders of the Mid-Tier Holding Company and members of the general public in an offering (the “Offering”). The mergers of the Flatbush entities with and into the Northfield entities are expected to be completed before the Conversion and Offering are consummated.

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

(1)	The Mid-Tier Holding Company will organize the Holding Company as a first-tier subsidiary chartered in Delaware.

(2)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”), whereby the shares of Mid-Tier Holding Company held by the Mutual Holding Company will be cancelled and the members of the Mutual Holding Company will constructively receive liquidation interests in Mid- Tier Holding Company in exchange for their liquidation rights in the Mutual Holding Company.

(3)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the members of Mutual Holding Company will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for common’ stock of the Bank and the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account and Bank Liquidation Account are described in Section 19 of the Plan.

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors and eligible borrowers of the Bank, to current shareholders of the Mid-Tier Holding Company, and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, and will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Holding Company will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company (including the former minority stockholders of Flatbush Bancorp) immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders and certain depositors of the Bank as of the Voting Record Date (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given to natural persons and trusts of natural persons residing in the New Jersey counties of Bergen, Essex, Hudson, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Sussex and Union, the New York Counties of Bronx, Kings, Nassau, New York, Putnam, Queens, Richmond, Rockland, Suffolk and Westchester, and Pike County, Pennsylvania).

Prior to the MHC Merger, the Mutual Holding Company and the Mid-Tier Holding Company will be authorized foreign corporations holding a general Certificate of Authority to do business in New Jersey issued by the Secretary of State of New Jersey.

Prior to the Mid-Tier Merger, the Holding Company will be authorized as a foreign corporation holding a general Certificate of Authority to do business in New Jersey issued by the Secretary of State of New Jersey.

New Jersey Corporation Business Tax – Law and Analysis

The New Jersey Corporation Business Tax is imposed on all domestic and foreign corporations that derive receipts from sources within New Jersey or engage in contacts within New Jersey, in addition to those that have or exercise a corporate franchise, do business, employ or own capital or property, or maintain an office in New Jersey. N.J. REV. STAT. §54:10A-2. The term “corporation” is defined as any corporation, joint-stock company or association and any business conducted by a trustee or trustees wherein interest or ownership is evidenced by a certificate of interest or ownership or similar written instrument, any other entity classified as a corporation for Federal income tax purposes, and any state or Federally chartered building and loan association or savings and loan association. N.J. REV. STAT. § 54:10A-4(c).

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

In most cases, the gain or loss recognized on a reorganization for New Jersey Corporation Business Tax purposes will be the same as the gain or loss recognized for Federal income tax purposes. The starting point in computing the tax base of the New Jersey Corporation Business Tax is entire net income, which is defined as follows:

…total net income from all sources, whether within or without the United States, and shall include the gain derived from the employment of capital or labor, or from both combined, as well as profit gained through a sale or conversion of capital assets.

For the purpose of this act, the amount of a taxpayer’s entire net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions, which the taxpayer is required to report, or, if the taxpayer is classified as a partnership for federal tax purposes, would otherwise be required to report, to the United States Treasury Department for the purpose of computing its federal income tax …

N.J. REV. STAT. § 54:10A-4(k), emphasis added.

Accordingly, the Federal taxable income reported by the taxpayer generally is the starting point for determining New Jersey Corporation Business Tax. Federal taxable income is then subject to various state-specific addition and subtraction modifications, which primarily appear within the definition of “entire net income.” Id. There is no provision of New Jersey law that modifies the Federal recognition or non-recognition rules applicable to reorganizations. See also N.J.A.C. § 18:7-5.4.

While reorganizations pursuant to IRC § 368(a) have not been specifically addressed by statute or regulation, the New Jersey Division of Taxation (the “Division”) has noted that the fact that a reorganization is tax-free at the Federal level is not always controlling for Corporation Business Tax purposes. See, State Tax News, Department of Treasury, Division of Taxation, Winter 1995. The Division gave an example of when there would be New Jersey state tax liability upon a withdrawal or merger. The example dealt only with the merger of a New Jersey corporation with a foreign corporation not authorized to do business in the State, with the foreign corporation surviving. The Division cited the following authority for its position:

i.	N.J. REV. STAT. § 54:50-13.a which provides that: “until all taxes owning by it have been paid, or provided for as set forth in Law Section 54:50-15: no domestic or foreign corporation shall merge or consolidate into a foreign corporation not authorized to transact business in this state.”

ii.	N.J. REV. STAT. § 54:10A-4(k)(3) which allows the commissioner to properly reflect the entire net income of any taxpayer, determine the year or period in which any item of income or deduction shall be included, without being limited to the method of accounting employed by the taxpayer, and

iii.	N.J. REG. § 18:7-14.17, which provides that “a corporation may merge under the laws of New Jersey or any other jurisdiction without applying for a Tax Clearance Certificate only where the survivor is a domestic corporation or an authorized foreign corporation.”

Thus, disregarding the Federal treatment of a reorganization for New Jersey Corporation Business Tax purposes is apparently restricted to situations where the surviving entity is not an authorized foreign corporation and an entity that is part of a reorganization is merged out of existence (or “consolidated into the foreign corporation”) without obtaining a Tax Clearance Certificate from New Jersey.

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

Accordingly, it is more likely than not that New Jersey will follow the Federal treatment of the Conversion provided that the Mid-Tier Holding Company and Holding Company are authorized foreign corporations prior to the MHC Merger and Mid-Tier Mergers, or if they are not so authorized, provided that Mutual Holding Company and Mid-Tier Holding Company obtain a Tax Clearance Certificate prior to the mergers.

New York State Franchise Tax on Banking Corporations – Law and Analysis

New York State imposes a Franchise Tax on Banking Corporations under New York Tax Law Article 32. The Franchise Tax on Banking Corporations is imposed on every banking corporation for the privilege of exercising its corporate franchise or doing business in New York in a corporate or organized capacity. N.Y. Tax Law § 1451(a). The term “banking corporation” includes: a corporation or association organized under New York law which is authorized to do a banking business or is doing a banking business; a corporation or association organized under the laws of any other state or country which is doing a banking business; a banking association organized under the laws of the United States which is doing a banking business; a Federal savings bank and Federal and loan association which is doing a banking business; and a corporation of which 65% or more of the voting stock is owned or controlled, directly or indirectly, by a bank holding company or savings and loan holding company (other than a diversified savings and loan holding company) or by a corporation or corporations that meets the definition of a banking corporation. In order to be considered a banking corporation, the corporation whose voting stock is so owned or controlled must be principally engaged in a business which (a) might be lawfully conducted by a corporation subject to the New York State Banking Law or by a national banking association, (b) is so closely related to banking, managing, or controlling banks as to be a proper incident thereto, or (c) (under the 2007 budget legislation, for taxable years beginning on or after January 1, 2007) holds and manages investment assets, including but not limited to bonds, notes, debentures and other obligations for the payment of money, stocks, partnership interests or other equity interests, and other investment securities and that is not a business described in (a) or (b). N.Y. Tax Law § 1452(a); Comp. Codes R. & Regs. tit. 20, § 16-2.5. Generally, under Article 32 a bank holding company will join in filing a combined Franchise Tax on Banking Corporations return with a banking corporation. N.Y. Tax Law § 1462(f).

A banking corporation’s tax liability is the highest of four alternative bases: (1) a tax on allocated entire net income; (2) a tax on allocated alternative entire net income; (3) a tax on allocated taxable assets; or (4) a fixed dollar minimum tax. N.Y. Tax Law § 1455(a) and (b). The scope of this opinion is limited to the consequences of the transaction on the computation of the allocated entire net income and the allocated alternative entire net income bases of the Franchise Tax on Banking Corporations. The tax on allocated entire net income is calculated by reference to Federal taxable income reported to the United States Treasury, modified by state-specific additions and subtractions, multiplied by the applicable tax rate. N.Y. Tax Law § 1453; Comp. Codes R. & Regs. tit. 20, §§ 18-2.2 - 18-2.6. The tax on allocated alternative net income is calculated by reference to the New York allocated entire net income modified by New York’s additions multiplied by the applicable tax rate. N.Y. Tax Law § 1453-A; Comp. Codes R. & Regs. tit. 20, §§ 18-4.1 and 18-4.2.

Entire net income is defined in section 1453(a) of the Tax Law as (emphasis added) “total net income from all sources which shall be the same as the entire taxable income (but not alternative minimum taxable income) … which the taxpayer is required to report to the United States treasury department, … subject to the modifications and adjustments hereinafter provided.”

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

Section 18-2.2 (e) of the Franchise Tax on Banking Corporation Regulations provides that:

The income actually reported or income actually determined for federal income tax purposes is not necessarily the same as the taxable income which should have been reported for Federal income tax purposes under the provisions of the Internal Revenue Code. Generally the determination of the Commissioner of Internal Revenue as to Federal taxable income is followed, but is not binding on the Tax Commission.

1453(b) through (t) of the Tax Law and sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations Regulations provide for modifications and adjustments required by section 1453(a). There is no modification or adjustment applicable to a tax-free reorganization where, for Federal income tax purposes, the transaction constitutes a statutory merger pursuant to IRC § 368(a)(1)A, and pursuant to IRC § 368(a)(1)(F). See TSB-A-91(10)C, TSB-A-95(7)C. Therefore, for purposes of section 1453 of the Tax Law, it is more likely than not that the Conversion should be treated the same as it is treated for Federal income tax purposes.

(Note that under Article 9-A of the Tax Law, the Federal income tax treatment of a reorganization to which IRC § 368(a) applies should similarly be respected for purposes of the Franchise Tax on Business Corporations. N.Y. Tax Law § 209; N.Y. Tax Law § 208(9).)

Opinion

Our opinion is based on the foregoing facts and assumption that the transaction will be consummated in accordance with the terms of the Plan.

In rendering our opinion, we have relied on the Law Firm’s Federal Tax Opinion and applicable New Jersey and New York state tax laws. Based upon and subject to the foregoing, we are of the opinion that, under the current New Jersey Corporation Business Tax laws and attendant regulations and New York State Franchise Tax on Banking Corporations laws and attendant regulations, in effect as of the date of this letter, with regard to the Plan:

(1)	It is more likely than not, the Federal tax treatment of the Conversion, including the MHC Merger and the Mid-Tier Merger, will be respected in determining entire net income for purposes of the New Jersey Corporation Business Tax.

(2)	It is more likely than not, the Federal tax treatment of the Conversion, including the MHC Merger and the Mid-Tier Merger, will be respected in determining entire net income and alternative entire net income for purposes of the New York State Franchise Tax on Banking Corporations.

Limitations on Opinion

Our opinion is based upon our interpretation of New Jersey Annotated Statutes, New Jersey Administrative Code, New Jersey Division of Taxation administrative interpretations and judicial interpretations, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations and judicial interpretations, as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, Revenue Rulings and other promulgations of the United State Treasury, New Jersey Annotated Statutes, New Jersey Administrative Code, New Jersey Division of Taxation administrative interpretations, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations or in the prevailing judicial interpretations of the foregoing, the opinions expressed herein would necessarily need to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Boards of Trustees and Directors

Northfield Bancorp, MHC

Northfield Bancorp, Inc. (Federal)

Northfield Bancorp, Inc. (Delaware)

Northfield Bank

September 18, 2012

The opinions expressed herein are not binding on the New Jersey Division of Taxation or the New York State Department of Taxation and Finance and there can be no assurance that the New Jersey Division of Taxation or the New York State Department of Taxation and Finance will not take a position contrary to any of the opinions expressed herein.

The opinions expressed herein reflect our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues.

It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinions expressed herein reflect what we regard to be the material New Jersey Corporation Business Tax and New York State Franchise Tax on Banking Corporations effects with respect to the Conversion; nevertheless, they are opinions only and should not be taken as assurance of the ultimate tax treatment.

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

Our opinion is as of September 18, 2012 and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

Use of Opinion

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Federal Reserve and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Respectfully submitted,

Crowe Horwath LLP